                                                                    Exhibit 10.4

                       INDUSTRIAL GASES SUPPLY AGREEMENT


AGREEMENT, made as of 5 August 1994, between Air Products and Chemicals, Inc., a corporation organized and existing under the laws of the State of Delaware, ("Seller") and Steel Dynamics Incorporated, a corporation organized and existing under the laws of the State of Indiana, ("Buyer").

1.       SALE AND PURCHASE

         Seller hereby agrees to sell and Buyer hereby agrees to purchase Buyer's entire requirements (excluding cylinder gases) of oxygen, nitrogen, and argon ("Products"), for use at Buyer's facility in Butler, Indiana ("Designated Location").

2.       TERM

         (a) This Agreement shall be effective as of the date hereof. The Initial Term of this Agreement shall be thirteen (13) years from the first day of the month following the date the Equipment is installed and ready for operation ("Commencement Date"), not later than 1 December 1995, unless delayed by Force Majeure or failure of Buyer to fulfill its obligations listed in Paragraph 4, and this Agreement shall remain in force from year to year after the expiration of the Initial Term unless terminated as provided below. Said Initial Term together with any extension shall be referred to as the "Supply Period." Written notice of the Commencement Date shall be furnished to Buyer by Seller.

         (b) Either party may terminate this Agreement as of the expiration of the Initial Term or the expiration of any anniversary date thereafter by giving not less than eighteen (16) months' prior written notice to the other party. Either party may terminate the portion of this Agreement dealing with the supply/purchase of argon five (5) years from the Commencement Date by giving not less than eighteen (16) months' prior written notice to the other party.

         (c) If Buyer's oxygen volumes total less than 70,000,000 SCF in a month during years 2-13 of the Initial Term; then, at Seller's option, the Initial Term may be extended two (2) months for each occurrence. Seller shall provide Buyer with written notice of Seller's option to extend not later than sixty (60) days after the occurrence. In any event, the Initial Term plus any extensions thereof for reasons of low oxygen volumes shall not exceed fifteen (15) years in aggregate.

3.       EQUIPMENT

         (a) Seller will proceed with and perform, with reasonable promptness and diligence, all work necessary to fabricate and install production, backup storage, and vaporization equipment (the "Equipment") on a site ("Equipment Site") to be purchased by Seller from Buyer as provided in this Agreement. The Equipment Site shall be shown on a drawing to be prepared by Buyer promptly upon execution of this Agreement, and which shall be attached to and made a part of this Agreement as Exhibit A.

         (b) Seller may, at Seller's expense, without affecting its obligations under this Agreement, remove any Equipment and replace it with other Equipment of a different size or type, or supply Products hereunder by pipeline from another producing source at a different location, and Buyer shall cooperate (said cooperation shall not be reasonably withheld) with Seller to effect any such change. Buyer's total cost pursuant to Paragraphs 4, 7, 8, 9, and 10 for the supply of Products after such a change shall in no event be greater than such costs would have been had the change not been made.

         (c) It is understood and contemplated by the parties that the Equipment is designed to use air and water free of corrosive components and containing only normal contaminants, as more fully described in Exhibit B, and, therefore, if contaminants in the air (not beyond the reasonable control of Buyer) or water, or changes in the construction or operation of facilities in or about the Designated Location, justify the relocation, modification, or removal of any Equipment or the installation of additional Equipment. in the reasonable judgment of Seller. Seller shall at Buyer's expense (i) make such relocation, modification, or removal, and (ii) install such additional Equipment


* Material has been redacted pursuant to request for Confidential Treatment.

         (d) Seller shall own, and shall operate, maintain and repair, the Equipment in accordance with Seller's standard practice at its expense except for damage to the Equipment directly caused by Buyer or third parties under the control of Buyer, which damage will be paid for by Buyer. The cost of any government-imposed modification in or addition to the Equipment, its operation, or maintenance shall be paid directly by Seller and a pro rata share of 8/27ths (0.296) of said costs shall be invoiced to Buyer as a separate item and paid by Buyer to Seller.

4        BUYER'S OBLIGATIONS

Buyer shall, without cost to Seller (except as noted below for the Equipment
Site):

         (a) As a condition precedent to Seller's obligations hereunder, sell to Seller the Equipment Site as shown on Exhibit A under terms and conditions, at a price (such price not to exceed $3,000/acre) to be agreed upon.

         (b) Furnish the Equipment Site cleared, leveled, and well drained, and shall be free of subsurface and aboveground obstructions, with a soil bearing capacity of 3000 PSF minimum. Maximum settlement range at 2.5 feet below the finished grade shall be 1/2 inch for major foundations under full load conditions.

         (c) Furnish the required, hydrant house, access road, lines and service for drainage, sewer, water, or gas including installation and connection to Equipment, in accordance with Exhibit A, and assistance in obtaining permits for the installation, protection, and operation of the Equipment.

         (d) Install necessary facilities to transport Products from the Equipment to Buyer's points of use ("Distribution Lines").

5.       SPECIFICATIONS

         All Products delivered by Seller shall conform to the following specifications

                                      Oxygen                Nitrogen              Argon
                                      ------                --------              -----
        Nitrogen:                (less than) 200 ppm             99.9%        (less than) 0.1%
        Oxygen               (greater than) 99.5%      (less than) 20 ppm     (less than) 200 ppm
        Argon:                   (less than) 0.5%      (less than)0.1%     (greater than)99.9%
        Pressure (+/- 10 psi)                165 psig              25 psig                150 psig

6.       DELIVERY

         (a) Products shall be delivered by Seller at the point of connection between the Equipment and the Distribution Line, as such point is depicted in Exhibit A.

         (b) Title and risk of loss of Products shall pass to Buyer upon delivery to the point of connection.

7.       PRODUCING FACILITIES AND QUANTITY LIMITATIONS

         (a) Seller's specification, price, and supply obligations are predicated on furnishing Buyer's requirements of Products from the generating portion of Seller's Equipment.

         (b) Seller shall supply and Buyer shall purchase Buyer's instantaneous requirements for oxygen up to 200,000 SCF per hour ("Oxygen Contract Rate"), and nitrogen up to 20,000 SCF per hour ("Nitrogen Contract Rate"), and argon. If Buyer has intermittent additional requirements in excess of said Oxygen or Nitrogen Contract Rates (collectively "Contract Rates") or continues to have requirements during Force Majeure Equipment outages (said additional or continual requirements referred to as "Supplemental Product"), Buyer will purchase from Seller and Seller will sell to Buyer such Supplemental Product or part thereof. when and if available for sale, from the Equipment or other facilities of Seller, in accordance with all relevant terms and conditions of this Agreement at the Supplemental Product Charge of ? per hundred SCF.

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
         (c) The backup portion of the Equipment will contain nominal liquid oxygen and nitrogen storage capacity of 60,000 and 6,000 gallons respectively, and instantaneous vaporization capacity of 350,000 and 20,000 SCF per hour respectively for use with Supplemental Product. during normal operation.

         (d) In the event Buyer has a long-term requirement in excess of the Contract Rates. Buyer and Seller shall negotiate, in good faith, the prices, terms, and conditions for an increase in the Contract Rates. Should Buyer and Seller be unable to reach agreement. Buyer must purchase the full Contract Rates hereunder prior to receiving any Products from another supplier or from Buyer's own facilities.

8.       PRICE

         Buyer shall pay Seller, during the Supply Period, a charge of * per hundred SCF of oxygen and nitrogen (Oxygen-Nitrogen Product Charge). Buyer shall pay Seller. during the Supply Period, a charge of
         * per hundred SCF of argon (Argon Product Charge).

9.      PRICE ADJUSTMENT

70% of the Oxygen-Nitrogen Product Charge in Paragraph 8 and 85% of the Supplemental Product Charge in Paragraph 7 and the Argon Product Charge in Paragraph 8 will be adjusted on the Commencement Date and annually thereafter by Seller according to the formulae shown below:


Adjusted Oxygen-Nitrogen Product Charge = *

Adjusted Supplemental Product Charge = *

Adjusted Argon Product Charge = *



Where:

         L1 = 119.2      (April 1994)

         L2 = Value for the Employment Cost Index - Total Compensation as published by the Bureau of Labor Statistics at the time of adjustment.

         E1 = 2.449 +ct per Kwh   (April 1994)

         E2 = Average price of electric power paid by Seller for the facility serving Buyer at the time of adjustment as documented by Seller to Buyer.




The most current indices (whether preliminary or final) available at the time of adjustment will be used. If any of these indices ceases to be available as presently constituted, the parties agree to substitute a suitable and reasonably comparable index.

* Material has been redacted pursuant to request for Confidential Treatment.



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
10.      TAXES

         (a) Seller shall bear and pay all federal, state, and local taxes based upon or measured by its net income, and all franchise taxes based upon its corporate existence or its general corporate right to transact business.

         (b) The prices as stated in Paragraphs 7, 8 and 9 do not include any taxes. charges, or fees other than as stated in 10(a) above. If any other taxes, charges, or fees howsoever denominated and howsoever measured (including but not limited to sales and use taxes and ad valorem taxes), are imposed on the Equipment, the Equipment Site, the inventory, or upon the construction, installation, operation. or maintenance of the Equipment, said taxes, charges, or fees shall be paid directly by Seller and a pro rata share of 8/27ths (0.296) of said taxes, charges or fees shall be invoiced to Buyer as a separate item and paid by Buyer to Seller. If Seller adds additional Equipment at the Equipment Site after the Commencement Date, then Buyer's pro rata share shall be adjusted accordingly and written notice of such an adjustment will be provided by Seller to Buyer.

         (c) The prices as stated in Paragraphs 7, 8 and 9 do not include any taxes, charges, or fees other than as stated in 10(a) above. If any other taxes, charges, or fees howsoever denominated and howsoever measured (including but not limited to sales and use taxes and ad valorem taxes), are imposed upon or measured by the production, manufacture, storage, sale, transportation, delivery, use, or consumption of Products, said taxes, charges, or fees shall be paid directly by Seller and shall be invoiced to Buyer as a separate item and paid by Buyer to Seller.

         (d) Seller has entered into an Incentive Agreement (Exhibit C) with DeKalb County (the "County") in order to induce the County to grant certain tax incentives to Seller. The County has agreed to provide tax incentives to Seller contingent on certain representations made by Seller regarding minimum capital investment, new jobs, and payroll associated with the Equipment. Whereas Buyer and the County are parties to a Memorandum of Understanding and Buyer receives direct benefit from the incentives granted to Seller by the County, Buyer agrees to indemnify Seller for any breach by Seller of the incentive Agreement and pay to the County, or other designated parties, any amounts which may be due as a result of such a breach if the breach occurs in the period 1 January 2011 through 31 December 2015.

11.     INVOICING AND PAYMENT

         (a) Seller may invoice Buyer at the beginning of each month for Products delivered in the previous month. Seller may, without affecting the Supply Period or any other provisions hereunder, invoice Buyer on the Commencement Date for the period the Equipment operated in the prior month. Invoices for other sums due hereunder shall be submitted monthly. All payments due Seller hereunder shall be made to Seller at the location indicated on the invoice, payable within twenty (20) days from date of invoice. In case of failure by Buyer to pay any invoice within said time period. a late payment charge shall be assessed against the unpaid portion of such invoice amount, at a rate equal to two points plus the prime rate charged for commercial loans to most preferred customers by the Chase Manhattan Bank, N.A. which is in effect on the date of issuance of the invoice.

         (b) It is agreed the timely payment by Buyer of all amounts due and owing to Seller hereunder is an express condition to the continued performance by Seller of its obligations hereunder.

12.      MEASUREMENT

         (a) The unit of measurement for all purposes hereunder shall be one cubic foot of gas measured at a temperature of 70 degrees F, at a pressure of 14.7 psia and dry, herein referred to as "SCF" (standard cubic foot).

         (b) Seller shall make readings, calibrations, and adjustments of Seller's Product meters as it deems necessary. Buyer may challenge the accuracy of said meters. For inaccuracies greater than 2%, billings shall be corrected at the rate of such inaccuracy for the period of inaccuracy known or agreed upon, or if the period of inaccuracy is unknown or not agreed upon, then for the month preceding initial determination of the inaccuracy. For inaccuracies of 2% or less, Buyer will pay for tests caused by Buyer's challenges. For inaccuracies greater than 2%, Seller will pay for tests caused by Buyer's challenges.


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
13.      SELLER'S WARRANTY

         (a) Seller warrants that Products delivered to Buyer shall conform to the specifications set forth in Paragraph 5 and that at the time of delivery Seller shall have good title and right to transfer the same and that the same shall be delivered free of encumbrances.

         (b) THE WARRANTIES SET FORTH IN PARAGRAPH 13(a) ARE IN LIEU OF ALL OTHER WARRANTIES. EXPRESS OR IMPLIED, IN FACT OR BY LAW, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.      LIMITATION OF LIABILITY

         (a) Determination of the suitability of Products furnished hereunder for the use contemplated by Buyer is the sole responsibility of Buyer, and Seller shall have no responsibility in connection therewith.

         (b) Buyer acknowledges that there are hazards associated with the use of Products, that it understands such hazards, and that it is the responsibility of Buyer to warn and protect its employees and others exposed to such hazards through Buyer's use of Products. Seller shall provide Buyer with copies of Material Safety Data Sheets ("MSDS") relating to Products for Buyer to make such warnings, and Buyer shall hold harmless, indemnify, and defend Seller from and against any liability incurred by Seller because such warnings were not made. Buyer assumes all risk and liability for loss, damages, or injury to persons or to property of Buyer or others arising out of the presence or use of Products or from the failure to make such warnings. Buyer shall have no obligations for inaccuracies or omissions in the MSDS.

         (c) Buyer acknowledges that it can obtain and install devices to sample Products delivered to determine its compliance with specifications prior to use.

         (d) Seller's sole liability and Buyer's sole and exclusive remedy for the non-delivery of Products or for the delivery of Products not conforming to specifications shall be limited to the purchase price of the quantity of Products not delivered or the purchase price of the non-specification Products delivered.

         (e) Except in the case of a willful and wrongful act or omissi ion of Seller, Seller shall not be liable in contract or tort for any direct, indirect, special, incidental, or consequential damages, including by way of illustration and not of limitation, loss of use, loss of work in process, down time or loss of profits.

         (f) Claims for non-delivery of Products or delivery of non-specification Products shall be void unless notification is given to Seller's operating personnel promptly upon discovery and confirmed in writing by Buyer within two (2) business days thereafter

15.      FORCE MAJEURE

         (a) Neither party hereto shall be considered in default in the performance of its obligations hereunder or be liable in damages or otherwise for any failure or delay in performance which is due to strike, lockout, concerted act of workers or other industrial disturbance; fire, explosion, flood, or other natural catastrophe; civil disturbance, riot, or armed conflict whether declared or undeclared; impairment or outage of equipment; curtailment, shortage, rationing, allocation, or failure of normal sources of supply of labor, materials, transportation, energy, or utilities; accident or Act of God; delay of subcontractor or vendor; sufferance of or voluntary compliance with act of government and government regulation (whether or not valid); embargo; or due to any other cause, whether or not foreseeable and whether similar or dissimilar to any of the causes or categories of causes described above and which is beyond the reasonable control of the party affected.

         (b) Neither party hereto shall be required to make any concession or grant any demand or request to bring to an end any strike or other concerted act of workers.


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
         (c) The party affected by an event described in Paragraph 15(a) shall, promptly upon learning of such event and ascertaining that it has affected or will affect such party's performance hereunder, give notice to the other party, stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.

         (d) Nothing contained in Paragraph 15(a) above shall relieve Buyer of its obligation to pay the amounts due under this Agreement.

16.      GENERAL PROVISIONS

         (a) No modification or waiver of this Agreement shall bind Seller unless in writing and signed and accepted by an executive officer of Seller. This instrument constitutes the entire agreement between the parties concerning the subject matter hereof. No terms and conditions in any purchase order or other document of Buyer issued or purported to be issued with respect to the sale of Products shall supplement or vary the terms hereof and all of such provisions are hereby objected to be Seller.

         (b) Upon notice to the other party, any or all of Seller's or Buyer's rights, title, and interest under this Agreement (including without limitation any payments by Buyer hereunder) may be assigned to any bank, trust company, insurance company, financial institution, or other entity or groups thereof under the terms of financing arrangements (but any such assignment shall not relieve the assigning party of any its obligations hereunder). This Agreement shall not otherwise be assignable or transferable by either Buyer or Seller without the prior written consent of the other. which consent will not be unreasonably withheld, any attempted assignment or transfer without such consent shall be void. All covenants and provisions of this Agreement by and for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns as permitted by the provisions of this paragraph.

         (c) Any notice or request given under this Agreement shall. if given to Seller. be addressed to:

                        Air Products and Chemicals. Inc.
                        7201 Hamilton Boulevard
                        Allentown, PA 18195

                        Attention: Corporate Secretary


                  and if given to Buyer, be addressed to:


                        Steel Dynamics, Inc.
                        4500 Block - County Rd 59
                        Butler, IN 46214

                        Attention: Chief Financial Officer


         (d) This Agreement shall be governed and construed in accordance with laws of the State of Indiana.

STEEL DYNAMICS INCORPORATED      AIR PRODUCTS AND CHEMICALS, INC.

By:   /s/                        By:   /s/ J. F. Strecansky
      -----------------------          ------------------------
                                        J. F. Strecansky

Title: Vice President            Title:  Vice President
      -----------------------          ------------------------

Date:   8 - 29 - 94              Date:   6 September 1994
      -----------------------          ------------------------


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
                                   Exhibit A

                            [COUNTY RECORDER'S MAP]

                                   Exhibit B


                            AIR AND WATER STANDARDS
                         ALLOWABLE AIR FEED IMPURITIES

                                   Exhibit C
                              INCENTIVE AGREEMENT
                                 (Oxygen Plant)


        WHEREAS, SDI and the Governments have entered into a Memorandum of Understanding dated as of June 20, 1994 (the "MOU"), pursuant to which SDI has agreed to construct the Project and the Governments have agreed to offer certain incentives to SDI;
        WHEREAS, certain processes integral to SDI's operation of the Project may be owned and operated by entities other than SDI;

        WHEREAS, Air Products and Chemicals, Inc. or an affiliate thereof (the "Company") desires to construct the Oxygen
Plant in connection with the Project within the Area created by the commission;

        WHEREAS, in order to induce the County to provide the incentives set forth herein, the Company has made the representations and warranties regarding capital investment, employment, and payroll set forth herein;

        NOW, THEREFORE, the County and the Company hereby agree and represent as follows:

        1. Capitalized terms used herein, including those used in the recitals above, shall have the meaning ascribed to such terms in the MOU, unless otherwise defined herein.

        2. At the earliest opportunity legally permissible and upon timely receipt of the appropriate documentation, the County will grant to the Company, to the extent properly requested by the Company on the proper forms and within the required times provided by Indiana law, the maximum depreciable personal and real property tax abatement permitted by law on the investment in new personal property and real property to be undertaken by the Company within the Area.

        3. The Company agrees that the (a) Oxygen Plant will be completed and operational with a minimum capital investment of $25,000,000 by the.earlier of
(i) January 1, 1997, or (ii) the date of completion of the mini-mill portion of the Project by SDI, and (b) by December 31, 1997, the Oxygen Plant will create 15 to 25 new jobs with an annual payroll of at least $500,000.

        4. Subject to unforeseen economic conditions, the Company agrees that it will operate the Oxygen Plant in accordance with the minimum requirements set forth in paragraph 3 above for so long as the TIF Bonds issued by the Local Governments pursuant to the MOU remain outstanding and unredeemed.

         5. In any year the Company fails to pay property taxes when first due, the Company agrees, upon the request of the County, and, if such property taxes remain unpaid within 60 days after first due, to make a payment in lieu of taxes to the County in the amount equal to the total real and depreciable personal property taxes abated in such year.

         6. The foregoing representations and agreements are subject to the negotiation and delivery of the industrial gases supply agreement to be executed by the Company and SDI.

         IN WITNESS HEREOF, the parties hereto have caused this agreement to be executed by the duly authorized officers as of the date shown below.

AIR PRODUCTS AND CHEMICALS, INC.         COUNTY OF DEKALB, INDIANA


By: /s/ James F. Strecansky              By:  Board of Commissioners
    ----------------------------              of DeKalb County, Indiana

Printed: James F. Strecansky
        ------------------------

Title:  Vice President                   /s/
       -------------------------         --------------------------------
                                                  President

Date:   29 June 1994
      --------------------------         --------------------------------

                                         --------------------------------

                                         By:   County Council of DeKalb
                                               County, Indiana

                                         Name:  /s/
                                                -------------------------

                                         Title:   President of County
                                                  Council

                                         Date:    June 28, 1994
                                                -------------------------

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